Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Emerson Radio Corp. and Subsidiaries
Parsippany, New Jersey
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-63515, 333-132812 and 333-132815) of Emerson Radio Corp. and Subsidiaries of our report dated May 20, 2005, except Note 16 as to which the date is July 1, 2005, relating to the consolidated financial statements and financial statement schedule of Emerson Radio Corp. and Subsidiaries for the year ended March 31, 2005, which appear in this Form 10-K.
BDO Seidman, LLP
New York, NY
June 25, 2007